EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


December 10, 1996



Nuveen Tax-Free Unit Trust, Series 905
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Free Unit
Trust, Series 905
333 W. Wacker Drive
Chicago, Illinois 60606



RE:  Nuveen Tax-Free Unit Trust, Series 905


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 905 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN